UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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NIKE, Inc.

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NIKE, Inc.

One Bowerman Drive

Beaverton, Oregon 97005-6453

August 3, 2007

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, on Monday, September 17, 2007, at 10:00 A.M. Pacific Time. Registration will begin at 9:00 A.M.

The meeting will consist of a brief presentation followed by the business items listed on the attached notice.

Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.

Sincerely,

Philip H. Knight

Chairman of the Board

Notice of Annual Meeting of Shareholders

September 17, 2007

To the Shareholders of NIKE, Inc.

The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Monday, September 17, 2007, at 10:00 A.M., at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, for the following purposes:

1.	To elect a Board of Directors for the ensuing year.

2.	To approve the extension of and amendments to the NIKE, Inc. Long-Term Incentive Plan.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

4.	To transact such other business as may properly come before the meeting.

All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 25, 2007, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present an admission ticket included with your proxy or voter instruction card.

By Order of the Board of Directors

JOHN F. COBURN III

Secretary

Beaverton, Oregon

August 3, 2007

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or over the internet following the instructions on the proxy.

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. (“NIKE” or the “Company”) for use at the annual meeting of shareholders to be held on September 17, 2007, and at any adjournment thereof (the “Annual Meeting”). The Company expects to either mail or provide notice and electronic delivery of this proxy statement and the enclosed proxy to shareholders on or about August 3, 2007.

The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in the proxy. Where no instructions are given, shares will be voted (1) FOR the election of each of the named nominees for director, (2) FOR approval of the extension of and amendments to the NIKE, Inc. Long-Term Incentive Plan, and (3) FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm. A shareholder may choose to strike the names of the proxy holders named in the enclosed proxy and insert other names.

A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to John F. Coburn III, Secretary of NIKE, either an instrument of revocation or an executed proxy bearing a later date.

VOTING SECURITIES

Holders of record of NIKE’s Class A Common Stock (“Class A Stock”) and holders of record of NIKE’s Class B Common Stock (“Class B Stock”), at the close of business on July 25, 2007, will be entitled to vote at the Annual Meeting. On that date, 117,560,234 shares of Class A Stock and 384,548,464 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights. All share and per-share amounts in this proxy statement have been adjusted to reflect the two-for-one stock split of the Class A Stock and the Class B Stock effected on April 2, 2007 in the form of a 100 percent common stock dividend.

Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting. With regard to Proposal 1, the election of directors, the holders of Class A Stock and the holders of Class B Stock will vote separately. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect three directors, and holders of Class A Stock, voting separately, will elect nine directors. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposals 2 and 3.

PROPOSAL 1

ELECTION OF DIRECTORS

A Board of 12 directors will be elected at the Annual Meeting. All of the nominees were elected at the 2006 annual meeting of shareholders except for Johnathan A. Rodgers, who was appointed to the Board of Directors on November 16, 2006. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

Jill K. Conway, Alan B. Graf, Jr., and Jeanne P. Jackson are nominated by the Board of Directors for election by the holders of Class B Stock. The other nine nominees are nominated by the Board of Directors for election by the holders of Class A Stock.

Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the nine director nominees who receive the greatest number of votes cast by holders of Class A Stock and the three director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board of Directors.

The Corporate Governance Guidelines adopted by the Board of Directors provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

Background information on the nominees as of July 16, 2007, appears below:

Nominees for Election by Class A Shareholders

John G. Connors — Mr. Connors, 48, a director since 2005, is a partner in Ignition Partners LLC, a Seattle-area venture capital firm. Mr. Connors served as Senior Vice President and Chief Financial Officer of Microsoft Corporation from December 1999 to May 2005. He joined Microsoft in 1989 and held various management positions, including Corporate Controller from 1994 to 1996, Vice President, Worldwide Enterprise Group in 1999, and Chief Information Officer from 1996 to 1999. Mr. Connors is a member of the Board of Trustees — Nature Conservancy of Montana, and also member of the Board of Directors of Jobster, Inc., BioPassword, Inc., FiREapps, Inc., SecondSpace, XenSource, Inc., the Washington Policy Center, and the University of Washington Tyee Club.

Timothy D. Cook — Mr. Cook, 46, a director since 2005, is the Chief Operating Officer of Apple, Inc. Mr. Cook joined Apple in March 1998 as Senior Vice President of Worldwide Operations and also served as Executive Vice President, Worldwide Sales and Operations. Mr. Cook was Vice President, Corporate Materials for Compaq Computer Corporation from 1997 to 1998. Previous to his work at Compaq, Mr. Cook served in the positions of Senior Vice President Fulfillment and Chief Operating Officer of the Reseller Division at Intelligent Electronics from 1994 to 1997. Mr. Cook also worked for International Business Machines Corporation from 1983 to 1994, most recently as Director of North American Fulfillment.

Ralph D. DeNunzio — Mr. DeNunzio, 75, a director since 1988, is President of Harbor Point Associates, Inc., New York, New York, a private investment and consulting firm. Mr. DeNunzio was employed by the investment banking firm of Kidder, Peabody & Co. Incorporated from 1953 to 1987, where he served as President from 1977 to 1986, as Chief Executive Officer from 1980 to 1987 and as Chairman of the Board of Directors from 1986 to 1987. Mr. DeNunzio served as Vice Chairman and Chairman of the Board of Governors of the New York Stock Exchange from 1969 to 1972 and was President of the Securities Industry Association in 1981. In 1970, Mr. DeNunzio headed the Securities Industry Task Force, which led to enactment of the Securities Investor Protection Act of 1970 and establishment of the Securities Investor Protection Corporation.

Douglas G. Houser — Mr. Houser, 72, a director since 1970, has been a partner in the Portland, Oregon law firm of Bullivant, Houser, Bailey since 1965. Mr. Houser is a trustee of Willamette University and a Fellow in the American College of Trial Lawyers, and has served as a member of the Board of Governors and Treasurer of the Oregon State Bar Association and as a Director of the Rand Corporation, Institute for Civil Justice Board of Overseers.

Philip H. Knight — Mr. Knight, 69, a director since 1968, is Chairman of the Board of Directors of NIKE. Mr. Knight is a co-founder of the Company and, except for the period from June 1983 through September 1984, served as its President from 1968 to 1990, and from June 2000 to 2004. Prior to 1968, Mr. Knight was a certified public accountant with Price Waterhouse and Coopers & Lybrand and was an Assistant Professor of Business Administration at Portland State University.

Mark G. Parker — Mr. Parker, 51, has been President and Chief Executive Officer and a director since January 2006. He has been employed by NIKE since 1979 with primary responsibilities in product research, design and development, marketing, and brand management. Mr. Parker was appointed divisional Vice President in charge of development in 1987, corporate Vice President in 1989, General Manager in 1993, Vice President of Global Footwear in 1998, and President of the NIKE Brand in 2001.

Johnathan A. Rodgers — Mr. Rodgers, 61, appointed to the Board in November 2006, is the President and Chief Executive Officer of TV One, LLC. Prior joining TV One, LLC in March 2003, Mr. Rodgers was President, Discovery Networks US for Discovery Communications, Inc. from 1996 to 2003. Prior to his work at Discovery Communications, Mr. Rodgers had a 20-year career at CBS, Inc. where he held a variety of executive positions, including President, CBS Television Stations. Mr. Rodgers is also a director of Procter & Gamble Company, a Trustee of the University of California — Berkeley, and a director of the National Cable Telecommunication Association.

Orin C. Smith — Mr. Smith, 64, a director since 2004, was President and Chief Executive Officer of Starbucks Corporation from 2000 to 2005. He joined Starbucks as Vice President and Chief Financial Officer in 1990, became President and Chief Operating Officer in 1994, and became a director of Starbucks in 1996. Prior to joining Starbucks, Mr. Smith spent a total of 14 years with Deloitte & Touche. He was later the Executive Vice President and Chief Financial Officer of two transportation companies. Between these assignments, he was Chief Policy and Finance Officer in the administrations of two Washington State Governors. Mr. Smith is also a member of the Board of Directors of Washington Mutual, Inc., and The Walt Disney Company.

John R. Thompson, Jr. — Mr. Thompson, 66, a director since 1991, was head coach of the Georgetown University men’s basketball team from 1972 until 1998. Mr. Thompson was head coach of the 1988 United States Olympic basketball team. He hosts a sports radio talk show in Washington, D.C., and is a nationally broadcast sports analyst for Turner Network Television (TNT) and the Westwood One, Inc. radio network. He serves as Assistant to the President of Georgetown for Urban Affairs, and he is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors.

Nominees for Election by Class B Shareholders

Jill K. Conway — Dr. Conway, 73, a director since 1987, is currently a Visiting Scholar with the Massachusetts Institute of Technology’s Program in Science, Technology and Society. Dr. Conway was a Professor of History and President of Smith College, Northampton, Massachusetts, from 1975 to 1985. She was affiliated with the University of Toronto from 1964 to 1975, and held the position of Vice President, Internal Affairs from 1973 to 1975. Dr. Conway holds numerous Honorary Doctorates from North American universities. She is also a director of Colgate-Palmolive Company and a former director of Merrill Lynch & Co., Inc.

Alan B. Graf, Jr. — Mr. Graf, 53, a director since 2002, is the Executive Vice President and Chief Financial Officer of FedEx Corporation, a position he has held since 1998, and is a member of FedEx Corporation’s Executive Committee. Mr. Graf joined FedEx Corporation in 1980 and was Senior Vice President and Chief Financial Officer for FedEx Express, FedEx’s predecessor, from 1991 to 1998. He is also a director of Mid-America Apartment Communities, Inc.

Jeanne P. Jackson — Ms. Jackson, 55, a director since 2001, is Founder and CEO of MSP Capital, a private investment company. Ms. Jackson was CEO of Walmart.com from March 2000 to January 2002.

She was with Gap, Inc., as President and CEO of Banana Republic from 1995-2000, also serving as CEO of Gap, Inc. Direct from 1998-2000. Since 1978, she has held various retail management positions with Victoria’s Secret, The Walt Disney Company, Saks Fifth Avenue, and Federated Department Stores. Ms. Jackson is the President of the United States Ski and Snowboard Foundation Board of Trustees, and serves on the Board of Advisors of the Harvard Graduate School of Business. She is also a director of McDonald’s Corporation and Nordstrom, Inc.

Board of Directors and Committees

The Board currently has an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Finance Committee, a Corporate Responsibility Committee, and a Compensation Committee, and may also appoint other committees from time to time. Each committee has a written charter; all such charters, as well as the Company’s corporate governance guidelines, are available at the Company’s internet website (www.nikebiz.com/investors) and will be provided in print to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453. There were five meetings of the Board of Directors during the last fiscal year. Each director attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served. The Company encourages all directors to attend each annual meeting of shareholders, and all directors attended the 2006 Annual Meeting.

Pursuant to New York Stock Exchange rules, in order for a director to qualify as “independent,” the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The rules permit the Board to adopt categorical standards under which relationships will be deemed immaterial without any specific Board determination. Accordingly, the Board has determined that commercial or charitable relationships below the following thresholds will not be considered material relationships that impair a director’s independence: (i) if a NIKE director or immediate family member is an executive officer of another company that does business with NIKE and the annual sales to, or purchases from, NIKE are less than one percent of the annual revenues of the other company; and (ii) if a NIKE director or immediate family member serves as an officer, director or trustee of a charitable organization, and NIKE’s contributions to the organization are less than one percent of that organization’s total annual charitable receipts. After applying this categorical standard, the Board of Directors has determined that all directors, except Mr. Knight and Mr. Parker who are executive officers of the Company, have no material relationship with the Company and, therefore, are independent.

Executive sessions of non-management directors (consisting of all directors other than Mr. Knight and Mr. Parker) are regularly scheduled and held at least once each year. The position of presiding director at these executive sessions is rotated among the Chairs of the various Board committees, other than the Executive Committee, so there is no single lead director. The current presiding director at the executive sessions is Mr. Graf.

The Executive Committee of the Board is currently composed of Messrs. Knight (Chairman), Parker, and Houser. The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the fiscal year ended May 31, 2007, but took actions from time to time pursuant to written consent resolutions.

The Audit Committee is currently composed of Messrs. Graf (Chairman), Connors, and Smith. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the New York Stock Exchange listing standards. The Board has also determined that Mr. Graf is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. The Audit Committee is responsible for the engagement or discharge of the independent registered public accountants, reviews and approves services provided by the independent registered public accountants, and reviews with the independent registered public accountants the scope and results of their annual examination of the Company’s consolidated financial statements and any recommendations they may have. The Audit Committee also reviews the Company’s procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting, disclosure, and financial controls, and the Company’s policies concerning financial reporting and business practices. The Audit Committee met 13 times during the fiscal year ended May 31, 2007.

The Nominating and Corporate Governance Committee is currently composed of Mr. DeNunzio (Chairman), Dr. Conway, and Mr. Houser. The Board has determined that each member of the Nominating and Corporate Governance Committee meets all applicable independence requirements under the New York Stock Exchange listing standards. The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends director nominees for election at each annual shareholder meeting, and develops and recommends corporate governance guidelines and standards for business conduct and ethics. The Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations to the Board concerning the structure and membership of the other Board committees. Company policy requires the Nominating and Corporate Governance Committee to review any transaction or proposed transaction with a related person and to determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Nominating and Corporate Governance Committee met four times during the fiscal year ended May 31, 2007.

The Finance Committee is currently composed of Messrs. Smith (Chairman), Connors, and DeNunzio. The Finance Committee considers long-term financing options and needs of the Company, long-range tax and currency issues facing the Company, and management recommendations concerning major capital expenditures and material acquisitions or divestments. The Finance Committee met five times during the fiscal year ended May 31, 2007.

The Corporate Responsibility Committee is currently composed of Dr. Conway (Chair), Ms. Jackson and Messrs. Houser, Rodgers, and Thompson. The Corporate Responsibility Committee reviews significant activities and policies regarding labor and environmental practices, community affairs, charitable and foundation activities, diversity and equal opportunity, and environmental and sustainability initiatives, and makes recommendations to the Board of Directors. The Corporate Responsibility Committee met four times during the fiscal year ended May 31, 2007.

The Compensation Committee is currently composed of Mr. DeNunzio (Chairman), Mr. Cook, Ms. Jackson, and Mr. Thompson. The Compensation Committee determines the Chief Executive Officer’s compensation and makes recommendations to the Board regarding other officers’ compensation, management incentive compensation arrangements and profit sharing plan contributions. The Compensation Committee also grants stock options and restricted stock bonuses under the NIKE, Inc. 1990 Stock Incentive Plan, and determines targets and awards under the NIKE, Inc. Executive Performance Sharing Plan and the NIKE, Inc. Long-Term Incentive Plan. The Compensation Committee met six times during the fiscal year ended May 31, 2007.

Director Nominations

The Nominating and Corporate Governance Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and shareholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by submitting a written recommendation to the Committee, c/o John F. Coburn III, Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected.

The Board of Directors has adopted qualification standards for the selection of independent nominees for director which can be found at our internet website, www.nikebiz.com/investors. As provided in the these standards and the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, distinguished business experience or other non-business achievements; education; significant knowledge of international business, finance, marketing, technology, law, or other fields which are complementary to, and balance the knowledge of other Board members; a desire to represent the interests of all shareholders; independence; character; ethics; good judgment; diversity; and ability to devote substantial time to discharge Board responsibilities. In considering the re-nomination of an incumbent director, the Nominating and Corporate Governance Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, as well as any special skills or diversity that such director brings to the Board. All potential new director candidates, whether recommended by shareholders or identified by other means, are initially screened by the Chair of the Nominating and Corporate Governance Committee, who may seek additional information about the background and qualifications of the candidate, and who may determine that a candidate does not have qualifications that merit further consideration by the full committee. With respect to new director candidates who pass the initial screening, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and potential contributions to the Board, and determines by majority vote whether to recommend such candidates to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between Annual Meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board of Directors.

Directors first elected after the 1993 fiscal year must retire at age 72.

Shareholder Communications with Directors

Shareholders or interested parties desiring to communicate directly with the Board of Directors, with the non-management directors, or with any individual director, may do so in writing addressed to the intended recipient or recipients, c/o John F. Coburn III, Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. All such communications will be reviewed, compiled as necessary, and then forwarded to the designated recipient or recipients in a timely manner.

Code of Business Conduct and Ethics

The NIKE Code of Ethics (“Code”) is available at the Company’s internet website (www.nikebiz.com) and will be provided in print without charge to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453. The Code applies to the Company’s chief executive officer and senior financial officers, and to all other Company directors, officers and employees. The Code provides that any waiver of the Code may be made only by the Board. Any such waiver in favor of a director or executive officer will be publicly disclosed. The Company plans to disclose amendments to, and waivers from, the Code on the Company’s internet website: www.nikebiz.com/investors.

Director Compensation for Fiscal 2007

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	All Other Compensation (2) ($)	Total ($)
John G. Connors	$63,500	$71,670	—	$135,170
Jill K. Conway	41,000	71,670	$34,974	147,644
Timothy D. Cook	55,500	93,374	5,000	153,874
Ralph D. DeNunzio	74,500	89,587	20,000	184,087
Alan B. Graf, Jr.	65,500	71,670	—	137,170
Douglas G. Houser	58,000	89,587	20,000	167,587
Jeanne P. Jackson	59,500	71,670	5,000	136,170
Johnathan A. Rodgers	33,000	53,373	—	86,373
Orin C. Smith	65,500	71,670	20,000	157,170
John R. Thompson, Jr.	37,500	71,670	27,472	136,642

(1)	Represents the amount of compensation expense recognized under FAS 123R in fiscal 2007 with respect to annual director options granted in fiscal 2007 and fiscal 2006, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the one-year vesting period. On September 18, 2006, each listed director other than Messrs. DeNunzio, Houser and Rodgers was granted an option for 8,000 shares with an exercise price of $41.485 per share, which was the closing market price of our Class B Common Stock on September 15, 2006, the last trading day prior to the grant date. The grant date fair value of each of these options was $70,300, or $8.79 per share covered by the option. On September 18, 2006, each of Messrs. DeNunzio and Houser was granted an option for 10,000 shares with an exercise price of $41.485 per share, which was the closing market price of our Class B Common Stock on September 15, 2006, the last trading day prior to the grant date. The grant date fair value of each of these options was $87,900, or $8.79 per share covered by the option. On November 16, 2006, Mr. Rodgers was granted an option for 10,000 shares with an exercise price of $47.745 per share, which was the closing market price of our Class B Common Stock on November 15, 2006, the last trading day prior to the grant date. The grant date fair value of this option was $99,400, or $9.94 per share covered by the option. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in Note 10 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2007. As of May 31, 2007, non-employee directors held outstanding options for the following numbers of shares of our Class B Common Stock: Mr. Connors, 26,000; Dr. Conway, 32,000; Mr. Cook, 18,000; Mr. DeNunzio, 48,000; Mr. Graf, 42,000; Mr. Houser, 10,000; Ms. Jackson, 44,000; Mr. Rodgers, 10,000; Mr. Smith, 34,000; and Mr. Thompson, 32,000.

(2)	Includes medical and life insurance premiums paid by us of $14,974 for Dr. Conway and $14,972 for Mr. Thompson. Also includes matching charitable contributions by us under the NIKE Matching Gift Program, under which directors are eligible to contribute to qualified charitable organizations and we provide a matching contribution to the charities in an equal amount, up to $20,000 in the aggregate for each director annually. In fiscal 2007, we matched contributions to charities in the following amounts: Dr. Conway, $20,000, Mr. Cook, $5,000, Mr. DeNunzio, $20,000, Mr. Houser, $20,000, Ms. Jackson, $5,000, Mr. Smith, $20,000, and Mr. Thompson, $12,500.

Director Fees and Arrangements

Under our standard director compensation program in effect in fiscal 2007, each non-employee director received an annual retainer fee of $40,000 per year, a $2,000 meeting fee for each board meeting attended and a $1,000 meeting fee for each committee meeting attended. Mr. Rodgers received a retainer of $23,333 for seven months of service in fiscal 2007. Additionally, on the date of each annual meeting of shareholders, each non-employee director receives an option to purchase 4,000 shares of our Class B Common Stock. The option has a term of ten years and an exercise price equal to the closing market price of our Class B Common Stock on the last trading day prior to the grant date. The option becomes exercisable in full one year after the grant date. Effective September 1, 2007, our standard director compensation program has been modified to increase the annual retainer fee to $50,000 per year. Messrs. Connors, Cook, Graf and Smith and Ms. Jackson participate in our standard director compensation program. Messrs. DeNunzio and Houser also participate in our standard program, except that, in exchange for electing in fiscal 2000 to participate in the standard program when it was first instituted, they each receive an option to purchase 5,000 shares of our Class B Common Stock, instead of 4,000 shares. Consistent with the board’s policy, Mr. Rodgers received an option to purchase 10,000 shares (adjusted for the stock split) of our Class B Common Stock upon his appointment to the board. The option was granted on November 16, 2006, the date he was appointed to the board.

Mr. Thompson and Dr. Conway do not participate in our standard director compensation program. Pursuant to elections made in fiscal 2000, Mr. Thompson and Dr. Conway received in fiscal 2007 an annual retainer fee of $22,000 per year (instead of the $40,000 annual retainer fee paid under our standard program), a $2,000 meeting fee for each board meeting attended and a $1,000 meeting fee for each committee meeting attended. Pursuant to these elections, Mr. Thompson and Dr. Conway also receive medical insurance and $500,000 of life insurance coverage paid for by us. Additionally, on the date of each annual meeting of shareholders, Mr. Thompson and Dr. Conway each receive an option to purchase 4,000 shares of our Class B Common Stock on the same terms as apply to the options granted pursuant to our standard program. In the future, we expect to set the exercise price of all director stock options we grant at 100 percent of the closing market price of our Class B Common Stock on the date of grant. Effective September 1, 2007, director compensation for Mr. Thompson and Dr. Conway has been modified to increase the annual retainer fee to $32,000 per year.

In fiscal 2007, non-employee directors serving as chair to a board committee, except the Executive Committee, also received an annual fee of $5,000 for each committee chaired. Effective September 1, 2007, the annual fee for committee chairs has been increased to $10,000 for all board committees except the Executive Committee and Audit Committee. The chair of the Audit Committee will receive an annual fee of $15,000. We also reimburse our non-employee directors for travel and other expenses incurred in attending board meetings.

Philip H. Knight, as the chairman of our board of directors, is one of our executive officers, but is not a Named Executive Officer. Mr. Knight does not receive any additional compensation for services provided as a director.

Director Retirement Benefits

From 1989 to 1999, we provided certain retirement benefits to non-employee directors who retired after serving for five years or more. The plan provided that after ten years of service by a director, we would provide the director for the remainder of his or her life with $500,000 of life insurance and medical insurance at the levels provided by us to all of our employees at the time the director retires. The plan also provided that a director who had served for at least five years would receive an annual retirement cash payment for life, commencing on the later of age 65 or the date the director retires or ceases to be a member of the board. The annual retirement cash payment ranged from $9,000 for five years of service up to a maximum of $18,000 for 10 or more years of service.

In fiscal 2000, in an effort to reduce future retirement obligations, our board of directors approved a new retirement plan that allowed directors to make a one-time election to waive their future rights to annual retirement cash payments in exchange for a credit to a stock account under our Deferred Compensation Plan equal to the lump sum present value of the payments based on the actuarial life expectancy of each director. The number of shares of our Class B Common Stock credited to each stock account was based on the market price of the stock on September 1, 1999. All current directors who were directors at that time elected the new plan. The number of shares of Class B Common Stock credited to the stock accounts of each director was as follows: Dr. Conway, 8,330; Mr. DeNunzio, 7,704; Mr. Houser, 8,486; and Mr. Thompson, 6,542. Any non-employee directors first elected after fiscal 2000 do not receive retirement benefits.

Director Participation in Deferred Compensation Plan

Under our Deferred Compensation Plan, non-employee directors may elect in advance to defer up to 100 percent of the director fees paid by us, including retainer fees, committee fees and meeting fees. For a description of the plan, see “Non-Qualified Deferred Compensation in Fiscal 2007” below.

Stock Holdings of Certain Owners and Management

The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of July 16, 2007, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company’s securities, (ii) each of the directors and nominees for director, (iii) each executive officer listed in the Summary Compensation Table (“Named Officers”), and (iv) all nominees, Named Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the Securities and Exchange Commission to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person’s beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Mr. Knight, for Cardinal Investment Sub I L.P., and for all directors and officers as a group.

	Title of Class	Shares Beneficially Owned (1)		Percent of Class (2)
John G. Connors Bellevue, Washington	Class B	24,460	(3)	—
Jill K. Conway Boston, Massachusetts	Class B	70,261	(3) (4)	—
Timothy D. Cook Cupertino, California	Class B	10,000	(3)	—
Ralph D. DeNunzio Riverside, Connecticut	Class B	203,240	(3) (4)	—
Alan B. Graf, Jr Memphis, Tennessee	Class B	42,000	(3)	—
Douglas G. Houser Portland, Oregon	Class B	164,669	(3) (4)	—
Jeanne Jackson Newport Coast, California	Class B	38,600	(3)	—
Philip H. Knight	Class A	109,910,094	(5)	93.5%
Beaverton, Oregon	Class B	109,923,764	(5)	22.3%
Mark G. Parker (6) Beaverton, Oregon	Class B	747,498	(3) (7)	0.2%
Johnathan A. Rodgers Silver Spring, Maryland	Class B	—		—
Orin C. Smith Seattle, Washington	Class B	26,000	(3)	—
John R. Thompson, Jr Washington, D.C.	Class B	78,334	(3) (4)	—

	Title of Class		Shares Beneficially Owned (1)		Percent of Class (2)
Donald W. Blair (6) West Linn, Oregon	Class B		337,911	(3) (7)	0.1%
Charles Denson (6) Portland, Oregon	Class B		643,886	(3) (7) (8)	0.2%
Gary M. DeStefano (6) Beaverton, Oregon	Class B		291,196	(3) (7)	0.1%
Lindsay D. Stewart (6) Portland, Oregon	Class B		123,940	(3) (7)	—
Sojitz Corporation of America Portland, Oregon	Preferred	(9)	300,000		100.0%
Cardinal Investment Sub I, L.P	Class A		2,000,000	(10)	1.7%
Fort Worth, Texas	Class B		28,486,262	(10)	7.4%
Massachusetts Financial Services Company Boston, Massachusetts	Class B		22,316,116	(11)	5.8%
All directors and executive officers as a group (30 persons)	Class A		109,910,094		93.5%
	Class B		114,505,610	(3)	23.2%

(1)	A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)	Omitted if less than 0.1 percent.

(3)	These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after July 16, 2007, the following numbers of shares: 18,000 shares for Mr. Connors, 24,000 shares for Dr. Conway, 10,000 shares for Mr. Cook, 38,000 shares for Mr. DeNunzio, 34,000 shares for Mr. Graf, 36,000 shares for Ms. Jackson, 607,500 shares for Mr. Parker, 26,000 shares for Mr. Smith, 24,000 shares for Mr. Thompson, 291,000 shares for Mr. Blair, 585,000 shares for Mr. Denson, 207,000 shares for Mr. DeStefano, 100,000 shares for Mr. Stewart, and 3,505,500 shares for the executive officer and director group.

(4)	Includes shares credited to accounts under the NIKE, Inc. Deferred Compensation Plan in the following amounts: 9,125 for Dr. Conway, 8,440 for Mr. DeNunzio, 9,295 for Mr. Houser, and 7,167 for Mr. Thompson.

(5)	Does not include: (a) 130,448 Class A shares owned by a corporation which is owned by Mr. Knight’s spouse, (b) 2,000,000 Class B shares held by the Knight Foundation, a charitable foundation in which Mr. Knight and his spouse are directors, (c) 2,000,000 Class A shares and 950,000 Class B shares held by Oak Hill Strategic Partners, L.P., a limited partnership in which a company owned by Mr. Knight is a limited partner, and (d) 25,536,262 Class B shares held by Cardinal Investment Sub I L.P., a limited partnership in which Mr. Knight is a limited partner. Mr. Knight has disclaimed ownership of all such shares.

(6)	Executive officer listed in the Summary Compensation Table.

(7)	Includes shares held in accounts under the NIKE, Inc. 401(k) and Profit Sharing Plan for Messrs. Parker, Blair, Denson, DeStefano, and Stewart in the amounts of 6,989, 1,907, 9,261, 7,062, and 2,358 shares, respectively.

(8)	Includes 200 shares held by a partnership in which Mr. Denson’s spouse is a general partner.

(9)	Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company’s Restated Articles of Incorporation, as amended.

(10)	Includes 2,000,000 shares of Class A Common Stock and 950,000 shares of Class B Common Stock held by Oak Hill Strategic Partners, L.P., which is under common control with Cardinal Investment Sub I, L.P.

(11)	Information provided as of December 31, 2006 in Schedule 13G filed by the shareholder (adjusted to reflect NIKE’s April 2, 2007 2-for-1 stock split).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 2007 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

Transactions with Related Persons

Mr. Knight makes his airplane available for business use by the Company for no charge. NIKE operates and maintains the aircraft. Mr. Knight has reimbursed the Company $659,100 for NIKE’s operating costs related to his personal use of this aircraft during fiscal 2007.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers who were serving as executive officers on May 31, 2007, for fiscal 2007. These individuals are referred to throughout this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Mark G. Parker Chief Executive Officer and President	2007	$1,250,000	$815,720	$1,839,987	$2,147,537	$2,567	$172,157	$6,227,968
Donald W. Blair Vice President and Chief Financial Officer	2007	680,385	311,115	778,415	913,029	—	83,465	2,766,409
Charles D. Denson President of the NIKE Brand	2007	1,150,000	649,040	1,718,331	1,868,030	—	133,907	5,519,308
Gary M. DeStefano President, Global Operations	2007	916,346	311,115	1,680,174	1,162,697	—	111,336	4,181,668
Lindsay D. Stewart Vice President and Chief of Staff	2007	740,385	425,053	1,403,504	953,861	2,404	111,189	3,636,396

(1)

Represents the amount of compensation expense recognized under FAS 123R in fiscal 2007 with respect to restricted stock awards granted in fiscal 2007 and prior years, disregarding estimated forfeitures. Compensation expense is equal to the value of the restricted shares based on the closing market price of our Class B Common Stock on the grant date, and is recognized ratably over the vesting period, which is generally three years.

(2)

Represents the amount of compensation expense recognized under FAS 123R in fiscal 2007 with respect to options granted in fiscal 2007 and prior fiscal years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is generally recognized ratably over the four-year vesting period. However, for employees whose age plus years of service exceeds 60 (including Mr. Parker, Mr. Denson, Mr. DeStefano and Mr. Stewart), and who therefore are eligible to have all options become fully exercisable on any termination of employment, all of the compensation expense for options granted after our adoption of FAS 123R on June 1, 2006 is recognized at the time the option is granted. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in Note 10 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2007.

(3)	Non-Equity Incentive Plan Compensation consists of the following:

Name	Annual Incentive Compensation ($)	Long-Term Incentive Compensation ($)	Total ($)
Mark G. Parker	$1,397,537	$750,000	$2,147,537
Donald W. Blair	463,029	450,000	913,029
Charles D. Denson	1,118,030	750,000	1,868,030
Gary M. DeStefano	712,697	450,000	1,162,697
Lindsay D. Stewart	503,861	450,000	953,861

Amounts shown in the Annual Incentive Compensation column were earned for performance in fiscal 2007 under our Executive Performance Sharing Plan. Amounts shown in the Long-Term Incentive Compensation column were earned for performance during the three-year period consisting of fiscal 2005-2007 under our Long-Term Incentive Plan.

(4)	Represents above-market earnings credited to the respective Executive Deferred Compensation Plan accounts of Messrs. Parker and Stewart during fiscal 2007.

(5)	Includes profit-sharing contributions by us to the 401(k) Savings and Profit Sharing Plan for fiscal 2007 in the amount of $9,943 for each of Messrs. Parker, Blair, DeStefano, and Stewart, and $7,073 for Mr. Denson. Includes matching contributions by us to the 401(k) Savings and Profit Sharing Plan for fiscal 2007 in the amount of $8,800 for each of Messrs. Parker, Blair, DeStefano, and Stewart. Also includes profit-sharing contributions by us to the Deferred Compensation Plan in the following amounts: $105,032 for Mr. Parker; $40,203 for Mr. Blair; $92,763 for Mr. Denson; $60,260 for Mr. DeStefano; and $45,970 for Mr. Stewart. Includes matching charitable contributions by us under the NIKE Matching Gift Program, under which executives are eligible to contribute to qualified charitable organizations and we provide a matching contribution to the charities in an equal amount, up to $10,000 in the aggregate for each executive annually. In fiscal 2007, we matched contributions to charities in the following amounts: Mr. Blair, $10,000, Mr. Denson, $10,000, Mr. DeStefano, $5,000, and Mr. Stewart, $10,000. Includes dividends on restricted stock in the following amounts: $31,408 for Mr. Parker, $14,519 for Mr. Blair, $24,071 for Mr. Denson, $16,982 for Mr. DeStefano, and $16,181 for Mr. Stewart. The amount for Mr. Parker includes $16,974 for the aggregate incremental cost of personal use of the company aircraft, determined based on the cost of fuel and other variable costs associated with the particular flights under FAR 91-501(d). The amounts for Messrs. DeStefano and Stewart include service anniversary awards in the amounts of $10,341 and $7,746, respectively. The amount for Mr. Stewart includes reimbursements for financial advisory services and the cost of commercial air travel for his spouse to an industry organization meeting.

Grants of Plan-Based Awards in Fiscal 2007

The following table contains information concerning the long-term incentive bonus opportunities, annual incentive bonus opportunities, restricted stock awards and stock options granted to the Named Executive Officers in fiscal 2007.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock (3)	All Other Option Awards: Number of Shares Underlying Options (4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards (6)
		Threshold		Target		Maximum
		($)		($)		($)		(#)	(#)	($/Sh)	($)
Mark G. Parker	6/15/06	$718,750	(1)	$1,437,500	(1)	$2,156,250	(1)
	6/15/06	$60,000	(2)	$600,000	(2)	$900,000	(2)
Donald W. Blair	6/15/06	$238,135	(1)	$476,270	(1)	$714,405	(1)
	6/15/06	$30,000	(2)	$300,000	(2)	$450,000	(2)
	7/14/06							25,394			$1,000,016
	7/14/06								66,000	$39.38	$578,780
Charles D. Denson	6/15/06	$575,000	(1)	$1,150,000	(1)	$1,725,000	(1)
	6/15/06	$50,000	(2)	$500,000	(2)	$750,000	(2)
Gary M. DeStefano	6/15/06	$366,538	(1)	$733,077	(1)	$1,099,615	(1)
	6/15/06	$30,000	(2)	$300,000	(2)	$450,000	(2)
	7/14/06							25,394			$1,000,016
	7/14/06								100,000	$39.38	$876,940
Lindsay D. Stewart	6/15/06	$259,135	(1)	$518,270	(1)	$777,405	(1)
	6/15/06	$30,000	(2)	$300,000	(2)	$450,000	(2)
	7/14/06							19,046			$750,031
	7/14/06								100,000	$39.38	$876,940

(1)	These amounts represent the potential bonuses payable for performance during fiscal 2007 under our Executive Performance Sharing Plan. Under this plan, the Compensation Committee approved target awards for fiscal 2007 based on a percentage of the executive’s base salary paid during fiscal 2007 as follows: Mr. Parker, 115%; Mr. Blair, 70%; Mr. Denson, 100%; Mr. DeStefano, 80%; and Mr. Stewart, 70%. The Committee also established a series of performance targets based on our income before income taxes (“PTI”) for fiscal 2007 (before the effect of acquisitions, divestitures and accounting changes) corresponding to award payouts ranging from 50% to 150% of the target awards. The PTI for fiscal 2007 required to earn the target award payout was $2,212 million. The PTI for fiscal 2007 required to earn the 150% maximum payout was $2,433 million. The PTI for fiscal 2007 required to earn the 50% threshold payout was $1,991 million. Participants receive a payout at the percentage level at which the performance target is met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. Actual award payouts earned in fiscal 2007 and paid in fiscal 2008 are shown in footnote 3 to the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)

These amounts represent the potential long-term incentive awards payable for performance during the three-year period consisting of fiscal 2007-2009 under our Long-Term Incentive Plan. Under this plan, the Compensation Committee approved target awards for the performance period and also established a series of performance targets based on our cumulative revenues and cumulative diluted earnings per common share (“EPS”) for the performance period (before the effect of acquisitions, divestitures and accounting changes not reflected in our business plan at the time of approval of the target awards) corresponding to award payouts ranging from 10% to 150% of the target awards. Participants will receive a payout at the average of the percentage levels at which the two performance targets are met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. For cumulative revenues over the performance period, the target payout requires revenues of $50,467 million, the 10% threshold payout requires revenues of $44,135 million, a 50% payout requires revenues of $48,391 million, and the 150% maximum payout requires revenues of $53,041 million. For cumulative EPS over the performance period, the target payout requires EPS of $9.355, the 10% threshold payout requires EPS of $8.66, a 50% payout requires EPS of $8.97, and the 150% maximum payout requires EPS of $9.83. Under the terms of the awards, on August 15, 2009 we will issue the award payout to each participant, provided that the participant is employed by us on the last day of the performance period.

(3)	All amounts reported in this column represent grants of restricted stock under our 1990 Stock Incentive Plan. Restricted stock generally vests in three equal installments on the first three anniversaries of the grant date. Vesting will be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change in Control.” Dividends are payable on restricted stock at the same rate paid on all other outstanding shares of our Class B Common Stock.

(4)	All amounts reported in this column represent options granted under our 1990 Stock Incentive Plan. Options generally become exercisable for option shares in four equal installments on the first four anniversaries of the grant date. Options will become fully exercisable in certain circumstances, including any termination of employment for Mr. Parker, Mr. Denson, Mr. DeStefano and Mr. Stewart, as described below under “Potential Payments Upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(5)	In accordance with the terms of our 1990 Stock Incentive Plan, the exercise price of stock options we grant has consistently been set at 100 percent of the closing market price of our Class B Common Stock on the last trading day prior to the grant date. Accordingly, the exercise price for the options granted on July 14, 2006 was set at $39.38 per share, which was the closing market price of our Class B Common Stock on July 13, 2006, the last trading day prior to the grant date. This exercise price was more than the closing market price of our Class B Common Stock on the date of grant, which was $39.29. In the future, we expect to set the exercise price of stock options we grant at 100 percent of the closing market price of our Class B Common Stock on the date of grant.

(6)	For restricted stock awards, represents the value of restricted shares granted based on the closing market price of our Class B Common Stock on the grant date. For option awards, represents the grant date fair value of options granted based on a value of $8.77 per share calculated using the Black-Scholes option pricing model. These are the same values for these equity awards used under FAS 123R. The assumptions made in determining option values are disclosed in Note 10 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2007.

Outstanding Equity Awards at May 31, 2007

The following table sets forth information concerning outstanding stock options and unvested restricted stock held by the Named Executive Officers at May 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)
Mark G. Parker	120,000 140,000 105,000 70,000 35,000 62,500	— — 35,000 70,000 105,000 187,500	(2) (3) (4) (5)	$21.1800 24.4900 26.1200 36.6050 43.7950 42.1350	07/12/11 07/22/12 07/18/13 07/16/14 07/15/15 02/16/16	35,822	(7)	$2,032,899
Donald W. Blair	20,000 60,000 66,000 49,500 33,000 16,500 —	— — — 16,500 33,000 49,500 66,000	(2) (3) (4) (6)	13.8438 21.1800 24.4900 26.1200 36.6050 43.7950 39.3800	03/08/10 07/12/11 07/22/12 07/18/13 07/16/14 07/15/15 07/14/16	25,394	(8)	1,441,110
Charles D. Denson	80,000 140,000 105,000 70,000 35,000 50,000	— — 35,000 70,000 105,000 150,000	(2) (3) (4) (5)	21.1800 24.4900 26.1200 36.6050 43.7950 42.1350	07/12/11 07/22/12 07/18/13 07/16/14 07/15/15 02/16/16	27,912	(9)	1,584,006
Gary M. DeStefano	22,000 22,000 44,000 25,000 —	— 22,000 44,000 75,000 100,000	(2) (3) (4) (6)	24.4900 26.1200 36.6050 43.7950 39.3800	07/22/12 07/18/13 07/16/14 07/15/15 07/14/16	25,394	(10)	1,441,110
Lindsay D. Stewart	— 25,000 —	25,000 75,000 100,000	(2) (4) (6)	26.1200 43.7950 39.3800	07/18/13 07/15/15 07/14/16	23,046	(11)	1,307,861

(1)	Stock options generally become exercisable for option shares in four equal installments on each of the first four anniversaries of the grant date.

(2)	100% of these shares vested on July 18, 2007.

(3)	50% of these shares vested on July 16, 2007, and 50% will vest on July 16, 2008.

(4)	33.3% of these shares vested on July 15, 2007, 33.3% will vest on July 15, 2008 and 33.3% will vest on July 15, 2009.

(5)	33.3% of these shares will vest on February 16, 2008, 33.3% will vest on February 16, 2009 and 33.3% will vest on February 16, 2010.

(6)	25% of these shares vested on July 14, 2007, 25% will vest on July 14, 2008, 25% will vest on July 14, 2009 and 25% will vest on July 14, 2010.

(7)	10,000 of these shares vested on July 15, 2007, and 10,000 of these shares will vest on July 15, 2008. 7,911 of these shares will vest on each of the following dates: February 16, 2008 and February 16, 2009.

(8)	8,465 of these shares vested on July 14, 2007, 8,465 will vest on July 14, 2008 and 8,464 will vest on July 14, 2009.

(9)	10,000 of these shares vested on July 15, 2007, and 10,000 of these shares will vest on July 15, 2008. 3,956 of these shares will vest on each of the following dates: February 16, 2008 and February 16, 2009.

(10)	8,465 of these shares vested on July 14, 2007, 8,465 will vest on July 14, 2008 and 8,464 will vest on July 14, 2009.

(11)	6,348 of these shares vested on July 14, 2007, 6,348 will vest on July 14, 2008 and 6,347 will vest on July 14, 2009. 4,000 of these shares will vest on December 10, 2007.

Option Exercises and Stock Vested During Fiscal 2007

The following table provides information concerning stock option exercises and vesting of restricted stock during fiscal 2007 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark G. Parker	285,000	$7,379,670	28,121	$1,212,992
Donald W. Blair	120,000	$3,989,372	7,656	$301,991
Charles D. Denson	—	—	24,165	$1,004,293
Gary M. DeStefano	—	—	22,970	$906,052
Lindsay D. Stewart	50,000	$930,590	13,571	$571,608

Equity Compensation Plans

The following table summarizes equity compensation plans approved by shareholders and equity compensation plans that were not approved by the shareholders as of May 31, 2007:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders (1)	39,609,625	$35.52	34,563,487
Equity compensation plans not approved by shareholders (2)	100,000	27.91	1,549,800

Total	39,709,625	$35.50	36,113,287

(1)	Includes 39,609,625 options outstanding subject to the 1990 Stock Incentive Plan. Includes 29,831,669 shares available for future issuance under the 1990 Stock Incentive Plan, 1,819,202 shares available for future issuance under the Long-Term Incentive Plan, and 2,912,616 shares available for future issuance under the Employee Stock Purchase Plan.

(2)	The Company has granted to a consultant a nonqualified option to purchase NIKE Class B Stock. The option has a term of 9 years, expiring in 2009, with an exercise price of $27.9065. The option is fully exercisable. Includes 1,549,800 shares available for future issuance under the Foreign Subsidiary Employee Stock Purchase Plan, pursuant to which shares are offered and sold to employees of selected non-U.S. subsidiaries of the Company on substantially the same terms as those offered to U.S. employees under the shareholder-approved Employee Stock Purchase Plan.

Non-Qualified Deferred Compensation in Fiscal 2007

Name	Plan Name	Executive Contributions in Fiscal 2007 (1)	NIKE Contributions in Fiscal 2007 (1)	Aggregate Earnings in Fiscal 2007 (1)	Aggregate Withdrawals/ Distributions in Fiscal 2007	Aggregate Balance at 5/31/2007 (1)
Mark G. Parker	DCP	$125,000	$185,248	$91,030	—	$2,013,044
	1983 DCP	—	—		—	—
Donald W. Blair	DCP	128,740	78,790	485,826	—	2,673,832
Charles D. Denson	DCP	2,791,560	174,528	1,444,995	—	9,891,508
Gary M. DeStefano	DCP	—	118,238	53,735	—	1,085,936
Lindsay D. Stewart	DCP	481,875	96,114	212,237	—	1,299,268
	1983 DCP	—	—		—	—

(1)	All amounts reported in the Executive Contributions column are also included in amounts reported in the Summary Compensation Table above or in the Bonus or LTIP Payouts columns of the Summary Compensation Table in our proxy statement for last year’s annual meeting. The amounts reported in the NIKE Contributions column represent profit sharing contributions made by us in early fiscal 2007 based on fiscal 2006 results; these amounts were also included in amounts reported in the All Other Compensation column of the Summary Compensation Table in our proxy statement for last year’s annual meeting. The portion of the amounts reported in the Aggregate Earnings column that represents above-market earnings is also included in the Summary Compensation Table above, and the amount of above-market earnings is set forth in footnote 4 to that table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this proxy statement or in prior year proxy statements: Mr. Parker, $1,660,961; Mr. Blair, $867,020; Mr. Denson, $7,544,277; Mr. DeStefano, $533,892; and Mr. Stewart, $710,454.

Non-qualified Deferred Compensation Plans

The Named Executive Officers are eligible to participate in our Deferred Compensation Plan (the “DCP”). Participants in the DCP may elect in advance to defer up to 100 percent of their annual base salary, bonus, incentive payments related to the participant’s sales performance and long-term incentive payments.

Each year, we share profits with our employees in the form of profit sharing contributions to defined contribution retirement plans. The contributions are allocated among eligible employees based on a percentage of their total salary and bonus for the year. To the fullest extent permitted under Internal Revenue Code limitations, these contributions are made to employees’ accounts under our qualified 401(k) Savings and Profit Sharing Plan. Contributions based on salary and bonus in excess of the tax law limit ($210,000 for fiscal 2006) are made as NIKE contributions under the DCP.

Amounts deferred under the DCP are credited to a participant’s account under the DCP. Each participant may allocate his or her account among any combination of the investment funds available under the DCP. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances daily. The funds available under the DCP consist of 11 mutual funds with a variety of investment objectives. The investment funds had annual returns in fiscal 2007 ranging from a 5.3% gain to a 29.5% gain. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

The portion of a participant’s account attributable to elective deferrals, including investment returns, is fully vested at all times. The portion of a participant’s account attributable to NIKE contributions, including investment returns, is fully vested after the participant has been employed by us for five years. All of the Named Executive Officers are fully vested in their NIKE contributions.

Each time they elect to defer compensation, participants make an election regarding distribution of the compensation deferred under the election (as adjusted to reflect investment performance). Any NIKE contributions credited to a participant’s account during a year will be subject to the same distribution method as applies with respect to the participant’s deferral election for that year. A participant may elect for distribution to be made in a lump sum on a predetermined date while the participant is still employed or in service (but no sooner than the end of the third year after the year in which the distribution election is submitted). Alternatively, a participant may elect for distribution to be made in a lump sum or in annual installments over five, ten or fifteen years after termination of employment or service. Participants have limited rights to change their distribution elections. Participants may make a hardship withdrawal under certain circumstances. Subject to certain limitations, a participant may also at any time request to withdraw amounts from his or her account balance that was vested as of December 31, 2004 (and any subsequent investment returns on such amount). If such request is approved, the participant may withdraw 90% of the amount requested, and the remaining 10% will be permanently forfeited.

Messrs. Parker and Stewart are the only Named Executive Officers who participated in our prior Executive Deferred Compensation Plan adopted in 1983 (the “1983 DCP”). While deferrals under the 1983 DCP were discontinued in 1990, earnings continued to accrue on 1983 DCP account balances during fiscal 2007. Under the terms of the 1983 DCP, Messrs. Parker and Stewart received a guaranteed return equal to the current monthly rate of Moody’s seasoned corporate bonds index, plus 4%, which paid an average interest rate of 10.03% in fiscal 2007. Pursuant to an election in April 2007 by Messrs. Parker and Stewart, their respective balances under the 1983 DCP were transferred to the current DCP, and those balances are now subject to the terms of the current DCP described above, including investment returns based on selected investment funds.

Potential Payments Upon Termination or Change-in-Control

Change-in-Control Compensation — Acceleration of Equity Awards

We have agreed to accelerate the vesting of restricted stock and stock options held by the Named Executive Officers upon the approval by our shareholders of an “Approved Transaction.” This acceleration of vesting will occur whether or not their employment is terminated. In our agreements, “Approved Transaction” is generally defined to include:

•	an acquisition of NIKE through a merger, consolidation or plan of exchange,

•	a sale of all or substantially all of our assets, or

•	the adoption of a plan for our liquidation or dissolution.

The following table shows the estimated benefits that would have been received by the Named Executive Officers if our shareholders had approved an Approved Transaction on May 31, 2007.

Name	Restricted Stock Acceleration (1)	Stock Option Acceleration (2)	Total
Mark G. Parker	$2,032,899	$9,393,575	$11,426,474
Donald W. Blair	1,441,110	4,026,660	5,467,770
Charles D. Denson	1,584,006	8,593,700	10,177,706
Gary M. DeStefano	1,441,110	5,819,630	7,260,740
Lindsay D. Stewart	1,307,861	4,624,000	5,931,861

(1)	Information regarding unvested restricted stock held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The award agreements provide that all shares will immediately vest upon the approval by our shareholders of an Approved Transaction. The amounts in the table above represent the number of unvested restricted shares multiplied by a stock price of $56.75 per share, which was the closing price of our Class B Common Stock on May 31, 2007.

(2)

Information regarding outstanding unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The stock option agreements provide that all outstanding unexercisable options will immediately become exercisable upon the approval by our shareholders of an Approved Transaction and will remain exercisable during the remainder of the term of the options, except that the Compensation Committee may provide a 30-day period prior to the Approved Transaction during which the optionees may exercise the options without any limitation on exercisability. At the end of the 30-day period, the options would terminate. Amounts in the table above represent the aggregate value as of May 31, 2007 of each Named Executive Officer’s outstanding unexercisable options assuming a five-year average expected remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under FAS 123R. Alternatively, if it is assumed that the Compensation Committee provides for only a 30-day period to exercise accelerated options, the aggregate value as of May 31, 2007 of options that would have become exercisable if an Approved Transaction had been approved on that date, assuming a 30-day remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under FAS 123R, for each Named Executive Officer was: Mr. Parker, $6,615,475; Mr. Blair, $2,970,825; Mr. Denson, $6,063,850; Mr. DeStefano, $4,288,070; and Mr. Stewart, $3,490,750.

Benefits Triggered on Certain Employment Terminations

Stock Option Acceleration

As of May 31, 2007, each Named Executive Officer held unexercisable options to purchase Class B Common Stock as listed in the Outstanding Equity Awards table above. Under the terms of their stock option agreements, all unexercisable options become fully exercisable for a maximum remaining term of one year upon the death or disability of the officer. The aggregate value as of May 31, 2007 of options that would have become exercisable if death or disability had occurred on that date, assuming a one-year remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under FAS 123R, for each Named Executive Officer was: Mr. Parker, $7,157,425; Mr. Blair, $3,175,425; Mr. Denson, $6,557,050; Mr. DeStefano, $4,585,110; and Mr. Stewart, $3,702,750.

As provided in stock option agreements for all employees, the terms of the Named Executive Officers’ stock option agreements also provide that, if termination of the officer’s employment occurs when the officer’s retirement point total is at least 55 and the officer has been employed by us for at least five years, then a portion of the unexercisable options will become exercisable for a maximum remaining term of three months as follows:

Retirement Point Total	Percent of Unexercisable Option That Becomes Exercisable
55 or 56	20%
57	40%
58	60%
59	80%
60	100%

An officer’s “retirement point total” means the sum of the officer’s age plus the number of years that the officer has been employed by us. As of May 31, 2007, the retirement point total for each of Messrs. Parker, Denson, DeStefano and Stewart was over 60, and these officers are therefore eligible to have all unexercisable options become fully exercisable on any termination of employment. As of May 31, 2007, the retirement point total for Mr. Blair was 56. Therefore, if Mr. Blair’s employment had terminated on May 31, 2007 for any reason other than death or disability, he would have been eligible to have 20% of his unexercisable options become fully exercisable. The aggregate value as of May 31, 2007 of options that would have become exercisable if termination of employment (other than due to death or disability) had occurred on that date, assuming a three-month remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under FAS 123R, for each Named Executive Officer was: Mr. Parker, $6,686,450; Mr. Blair, $599,742; Mr. Denson, $6,127,700; Mr. DeStefano, $4,329,090; and Mr. Stewart, $3,523,500.

Restricted Stock Acceleration

As of May 31, 2007, each Named Executive Officer held unvested restricted stock as set forth in the Outstanding Equity Awards table above. Under the terms of their award agreements, all unvested restricted shares will immediately vest upon the death or disability of the officer. The value of the unvested restricted shares held by each Named Executive Officer as of May 31, 2007 that would have become vested if death or disability had occurred on that date is as set forth in the “Restricted Stock Acceleration” column of the Change-in-Control Compensation — Acceleration of Equity Awards table above.

Payments Under Noncompetition and Employment Agreements

An agreement with Mr. Parker contains a covenant not to compete that extends for two years following the termination of his employment with us. The agreement provides that if Mr. Parker’s employment is terminated by us, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twelfth of his then current annual salary and target Performance Sharing Plan bonus (“Annual Nike Income”). The agreement provides further that if Mr. Parker voluntarily resigns, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twenty-fourth of his then current Annual Nike Income. If Mr. Parker’s employment is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if Mr. Parker’s employment is terminated for cause, we may unilaterally waive the covenant. If the covenant is waived, we will not be required to make the payments described above for the months as to which the waiver applies. If Mr. Parker’s employment had been terminated by us on May 31, 2007 and assuming the covenant is not waived, we would have been required to pay Mr. Parker $223,958 per month for the 24-month period ending May 31, 2009. If Mr. Parker voluntarily resigned on May 31, 2007 and assuming the covenant is not waived, we would have been required to pay Mr. Parker $111,979 per month for the 24-month period ending May 31, 2009.

We have an agreement with Mr. Blair that contains a covenant not to compete that extends for one year following the termination of his employment with us. The covenant not to compete provides that if

Mr. Blair’s employment is terminated by us, we will make monthly payments to him during the one-year noncompetition period in an amount equal to one-twelfth of his then current annual salary. The agreement provides further that if Mr. Blair voluntarily resigns, we will make monthly payments to him during the one-year noncompetition period in an amount equal to one-twenty-fourth of his then current annual salary. We may unilaterally waive the covenant. If the covenant is waived, we will not be required to make the payments described above for the months as to which the waiver applies. If Mr. Blair’s employment had been terminated by us on May 31, 2007 and assuming the covenant is not waived, we would have been required to pay Mr. Blair $57,084 per month for the 12-month period ending May 31, 2008. If Mr. Blair voluntarily resigned on May 31, 2007 and assuming the covenant is not waived, we would have been required to pay Mr. Blair $28,542 per month for the 12-month period ending May 31, 2008.

An agreement with Mr. Denson contains a covenant not to compete that extends for two years following the termination of his employment with us. The agreement provides that if Mr. Denson’s employment is terminated by us at any time, or if he voluntarily resigns before December 31, 2007, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twelfth of his then current Annual Nike Income. The agreement provides further that if Mr. Denson voluntarily resigns on or after December 31, 2007, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twenty-fourth of his then current Annual Nike Income. If Mr. Denson’s employment is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if Mr. Denson is terminated for cause, we may unilaterally waive the covenant. If the covenant is waived, we will not be required to make the payments described above for the months as to which the waiver applies. If Mr. Denson’s employment had terminated on May 31, 2007 and assuming the covenant is not waived, we would have been required to pay Mr. Denson $191,667 per month for the 24-month period ending May 31, 2009.

An agreement with Mr. DeStefano contains a covenant not to compete that extends for one year following the termination of his employment with us. The agreement provides that if Mr. DeStefano’s employment is terminated by us at any time, we will make monthly payments to him during the one-year noncompetition period in an amount equal to one-twelfth of his then current Annual Nike Income. The agreement provides further that if Mr. DeStefano voluntarily resigns, we will make monthly payments to him during the one-year noncompetition period in an amount equal to one-twenty-fourth of his then current annual salary. We may unilaterally waive the covenant. If the covenant is waived, we will not be required to make the payments described above for the months as to which the waiver applies. If Mr. DeStefano’s employment had been terminated by us on May 31, 2007 and assuming the covenant is not waived, we would have been required to pay Mr. DeStefano $138,750 per month for the 12-month period ending May 31, 2008. If Mr. DeStefano voluntarily resigned on May 31, 2007 and assuming the covenant is not waived, we would have been required to pay Mr. DeStefano $38,542 per month for the 12-month period ending May 31, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Operation of the Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) exercises sole authority with respect to the performance evaluation and compensation of the CEO. The Committee may not delegate this authority. Subject to the approval of our Board of Directors, the Committee also determines the compensation of our other Named Executive Officers. The Committee also oversees the performance evaluation of those officers and the administration of our executive compensation programs. The Committee receives recommendations from the CEO as to compensation of other Named Executive Officers, and the CEO participates in Committee discussions regarding the compensation of those officers. The Committee meets in executive session without the CEO to determine his compensation. The Committee is comprised of Ralph D. DeNunzio (Chairman), Timothy D. Cook, Jeanne P. Jackson and John R. Thompson, Jr., each of whom is an independent director under applicable New York Stock Exchange listing standards. The Committee operates pursuant to a written charter that is available on our website at www.nikebiz.com/investors.

Each year, the Committee reviews our executive total compensation programs to ensure that they continue to reflect the Committee’s commitment to link executive compensation with the creation of value for our shareholders. The programs have been designed to deliver total compensation that motivates and rewards short and long-term financial performance to maximize shareholder value, and is externally competitive to attract and retain outstanding and diverse executive talent. In conducting the annual review, the Committee considers information provided by our human resources staff. While the Committee has the sole authority under its charter to retain compensation consultants engaged to assist the Committee in evaluating the compensation of executive officers, the Committee has not retained any such consultants. Our human resources staff retains Hewitt Associates and Towers Perrin, both independent compensation consulting firms, to provide surveys and reports containing competitive market data. The staff uses this information to make recommendations to the Committee concerning executive compensation. These consultants do not, however, formulate executive compensation strategies for NIKE or recommend individual executive compensation. The Committee reviews summaries prepared by our human resources staff and uses this data as well as reliance on the Committee’s collective experience and judgment to set executive compensation.

Objectives and Elements of Our Compensation Program

Our executive overall compensation strategy is accomplished through a total compensation program that is aligned with our business strategy and culture to attract and retain top talent, reward business results and individual performance, and, most importantly, maximize shareholder returns. Our total compensation philosophy is to “pay for performance,” so we place relatively greater emphasis on the incentive components of compensation to align the interests of our executives with shareholders, and motivate them to maximize shareholder returns. Our total compensation program for the Named Executive Officers consists of the following elements:

•	Base salary that reflects the executive’s accountabilities, skills, experience, performance, and future potential

•	Annual performance-based incentive bonus based on company performance results under our Executive Performance Sharing Plan

•	A portfolio approach to long-term incentive compensation to provide a balanced mix of equity and performance-based cash incentives

•	Performance-based awards payable in cash under the Long-Term Incentive Plan to encourage attainment of long-term financial objectives

•	Time vested stock options to align the interests of executives with those of shareholders

•	Time vested restricted stock awards to provide both upside and downside incentives consistent with shareholder returns, and to supply a strong retention incentive

•	Benefits

•	Profit sharing under defined contribution retirement plans

•	Post-termination payments under non-competition and/or employment agreements

Use of Market Survey Data

As one tool to establish competitive ranges of base salary and incentive compensation opportunities for purposes of making recommendations to the Committee, our human resources staff uses competitive market data from surveys and reports prepared by Hewitt Associates and Towers Perrin. We use two benchmarks. One is a broad group of companies across many industries with revenues of $10 billion or more. The second benchmark we use is a peer group comprised of 24 consumer product companies that were selected based on factors such as having products or markets similar to ours, market capitalization or size similar to ours, or a common labor market for executive talent.

For purposes of setting executive compensation for fiscal 2007, the companies in this peer group were as follows: Abbott Laboratories, Apple Inc., The Clorox Company, The Coca Cola Company, Colgate-Palmolive Company, Columbia Sportswear Company, Federated Department Stores Inc., Fedex Corp., Gap Inc., General Mills Inc., Hewlett Packard Company, Intel Corp., International Business Machines Corporation, Kellogg Co., Limited Brands Inc., McDonald’s Corporation., Microsoft Corp., Pepsico, Inc., Polo Ralph Lauren Corporation, The Procter & Gamble Company, Starbucks Corp., Texas Instruments Incorporated, The Walt Disney Company, and Williams-Sonoma, Inc.

The surveys that our human resources staff review for each of the two benchmarks show percentile compensation levels for various executive positions. The Committee does not endeavor to set executive compensation at or near any particular percentile, and considers total compensation to be competitive if it is within the band of the 25th to 75th percentiles. Market data is only one of many factors that the Committee considers in the determination of executive compensation levels. Other factors include internal pay equity, level of responsibility, the individual’s performance, expectations regarding the individual’s future contributions, our own performance, and budget considerations.

Annual Cash Compensation

Base Salary

When making recommendations to the Committee concerning base salary levels for our Named Executive Officers, our human resources staff considers the market data described above to recommend base salaries generally between the 25th and 75th percentiles of the salaries for comparable positions reflected in the surveys and reports. Other factors considered in setting annual salary levels include the individual’s performance in the prior year, expectations regarding the individual’s future performance, any anticipated increase in the individual’s responsibilities, and internal pay equity. The Committee reviews these factors each year and adjusts them to make sure that we are appropriately rewarding performance. In setting a Named Executive Officer’s overall compensation package for the year, however, the Committee attempts to place a relatively greater emphasis on the incentive components of that compensation, than on base salary.

The Committee generally reviews and adjusts base salaries annually at a meeting in June, with salary adjustments becoming effective for the first pay period ending in August. During the fiscal 2007 salary review in June 2006, the Committee decided not to increase Mr. Parker’s base salary, which remained at $1,250,000 for fiscal 2007. This was because Mr. Parker had already received a $150,000 salary increase effective January 23, 2006 in connection with his promotion to President and Chief Executive Officer. Mr. Denson’s salary also did not increase for fiscal 2007, because he had received a $100,000 salary increase effective January 23, 2006 in connection with his promotion to sole President of the NIKE Brand. The Committee decided to increase Mr. Blair’s base salary from $655,000 to $685,000, Mr. Stewart’s base salary from $715,000 to $745,000 and Mr. DeStefano’s base salary from $875,000 to $925,000. The increases for Mr. Blair and Mr. Stewart were in line with the average company-wide 4% merit increase for fiscal 2007, while Mr. DeStefano’s salary was further increased in connection with his promotion to President, Global Operations in August 2006.

Performance-Based Annual Incentive Bonus

Annual bonuses are paid to the Named Executive Officers under our Executive Performance Sharing Plan (“PSP”). Our “pay for performance” philosophy for bonuses is simple: if we exceed our financial objectives, we will pay more; if we fail to reach them, we will pay less or nothing at all. The PSP for all executives is based 100% on overall corporate performance each year as measured by income before income taxes before the effect of any acquisitions, divestitures or accounting changes (“PTI”). Basing our bonus program for all executives on overall corporate performance is intended to foster teamwork and send the message to each executive that his or her role is to help ensure overall organizational success and maximize shareholder returns.

Each year the Committee establishes a target bonus for each Named Executive Officer under the PSP expressed as a percentage of base salary paid during the year. The threshold bonus under the PSP is 50% of the target bonus and the maximum bonus is 150% of target. For fiscal 2007, the Committee approved target bonuses as a percentage of salary paid during the year of 115% for Mr. Parker, 100% for Mr. Denson, 80% for Mr. DeStefano, and 70% for Mr. Blair and Mr. Stewart. These were the same target bonus percentages approved for the Named Executive Officers for fiscal 2006, except that Mr. DeStefano’s target bonus percentage was increased from 70% to 80% in connection with his promotion to President, Global Operations. The Committee sets these target bonus levels each year based on its judgment of what it finds to be competitive with our peer group of companies and our competitors, while maintaining internal pay equity.

The Committee approved PSP performance goals for fiscal 2007 of $2,212 million of PTI for the target bonus payout, $1,991 million of PTI for a 50% threshold bonus payout, and $2,433 million of PTI for a 150% maximum bonus payout. In setting the target level PTI goal for 2007, the Committee recognized that the adoption of FAS 123R by us in fiscal 2007 would have a significant impact on 2007 PTI. The Committee determined that the fiscal 2007 PTI target should represent a 10.0% increase over fiscal 2006 PTI of $2,142 million, before the effect of FAS 123R. Accordingly, the Committee adjusted the 2007 PTI target downward by $146 million, the anticipated FAS 123R charge, so that the 2007 target would represent a 10% PTI increase over the prior year results on a comparable basis. The percentage increase in PTI over prior year results required to achieve the target bonus payout each year is not a uniform percentage, but is established by the Committee based on its evaluation of our business plan and prospects for the year. The threshold and maximum PTI levels are also determined by the Committee based on similar factors. The Committee set the threshold PTI target level at 10% below the target PTI, and set the maximum PTI target level at 10% above the target PTI.

The PSP payout for all executives as a percentage of target bonus for fiscal 2007 was 97% based on our achievement of PTI of $2,200 million in fiscal 2007, which was 99.5% of the target payout level.

Long-Term Compensation

Performance-Based Long-Term Incentive Plan

The first component in our long-term portfolio mix is performance-based awards payable in cash under our Long-Term Incentive Plan (“LTIP”). As with the annual bonus, the LTIP follows our “pay for performance’ philosophy. If we exceed our targets, we will pay more; if we fall short, we will pay less or nothing at all. This program causes our executives to focus on overall, long-term financial performance, and is intended to reward them for improving shareholder returns. At the beginning of each fiscal year, the Committee establishes performance goals and potential cash payouts for the next three fiscal years for all executive officers under the LTIP. LTIPs for all executives are based 50% on cumulative revenues for the three-year performance period and 50% on cumulative diluted earnings per share before the effect of acquisitions, divestitures and accounting changes (“EPS”) for the period.

In June 2006, the Committee approved LTIP awards to all Named Executive Officers for the fiscal 2007-2009 performance period. Target award levels were approved for each executive, with the threshold award equal to 10% of the target award and the maximum award equal to 150% of the target award. The target awards were $600,000 for Mr. Parker, $500,000 for Mr. Denson and $300,000 for Mr. Blair, Mr. DeStefano and Mr. Stewart. These were the same LTIP target award levels approved for the Named Executive Officers each year since 2003, except that Mr. Parker’s target LTIP award was $500,000 for his last three annual LTIP awards made prior to becoming Chief Executive Officer. The Committee sets these target LTIP levels each year based on the desired mix of long-term compensation and its judgment of what it finds to be competitive with our peer group of companies and our competitors, while maintaining internal pay equity.

For the fiscal 2007-2009 performance period, the cumulative revenue necessary to achieve the target award payout corresponds to a compounded annual growth rate (“CAGR”) in revenues from fiscal 2006 results of 6%, the 10% threshold payout requires cumulative revenues corresponding to a 1.4% CAGR, and the 150% maximum payout requires cumulative revenues corresponding to a 7.8% CAGR. The Committee set the CAGR for maximum payout levels to correspond to our long-term financial goal of high single digit revenue growth. The target award payout level is lower than this long-term financial goal in part because the performance goal calculation excludes any benefit from acquisitions during the performance period.

In setting the target level EPS goal for the fiscal 2007-2009 performance period, the Committee recognized that the adoption of FAS 123R by us in fiscal 2007 would have a significant impact on EPS for this performance period. Our EPS for fiscal 2006 was $5.28, and we estimated that FAS 123R would have a $0.37 impact on fiscal 2007 results. The Committee desired to set a three-year EPS target based on a 12% CAGR from fiscal 2006 results, adjusted for the effect of FAS 123R in 2007, to measure performance on a comparable basis. Accordingly, in calculating the CAGR for the first year of the performance period, the target EPS was reduced by $0.37 to provide comparability. For EPS over the performance period, the target payout requires a FAS 123R-adjusted cumulative EPS corresponding to a 12% CAGR from fiscal 2006 results, the 50% threshold payout requires cumulative EPS corresponding to an 9.2% CAGR, and the 200% maximum payout requires cumulative EPS corresponding to a 13.9% CAGR. The Committee set the CAGR for maximum payout levels to correspond to our long-term financial goal of mid-teens EPS growth. The target award payout level is lower than this long-term financial goal in part because the performance goal calculation excludes any benefit from acquisitions during the performance period. The total payout percentage for all participants will be the average of the payout percentages determined for cumulative revenues and cumulative EPS, respectively.

As described in Proposal 2 in this proxy statement, in June 2007, the Committee set target award payout levels for the fiscal 2008-2010 performance period based on higher three-year performance targets of an 8% CAGR in revenues, and a 13% CAGR in EPS, with higher payouts of up to 200% of the target payout for higher growth rates, and no payout below the 50% payout level. The Committee intends the higher performance targets to be more aligned with our long-term growth goals, excluding acquisitions. The Committee also increased the target award amounts for Mr. Parker and Mr. Denson to $1,500,000 and $1,000,000, respectively reflecting the Committee’s desire to have a higher portion of their compensation dependent on achievement relative to these long-term growth measures.

Our executive officers were eligible to receive similar LTIP awards set in June 2004 covering the fiscal 2005-2007 performance period. Based on our performance over the last three fiscal years, the maximum 150% payout percentage under these awards was earned. Cumulative revenues for the period were $44,890 million after adjustment to eliminate revenues resulting from our August 2004 acquisition of Official Starter LLC (the “Exeter Acquisition”), or 108.6% of the target payout level, which corresponded to the 150% payout level for revenues. Cumulative EPS for the period, after adjustment to eliminate FAS 123R expense from fiscal 2007 and EPS as a result of the Exeter Acquisition, was $15.97, or 120.3% of the target payout level, which corresponded to the 150% payout level for EPS. The total payout percentage was the average of the payout percentages determined for cumulative revenues and cumulative EPS, respectively.

Performance-Based Stock Options

The second component in our long-term portfolio mix is stock options. Stock options are designed to align the interests of the Company’s executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Class B Stock. This is true “pay for performance”: executives are rewarded only if the market price of our stock rises, and they get nothing if the price does not rise. Our stock option program is generally based on granting options for a consistent number of shares each year for each position. When determining the grants, the Committee focuses on the number of shares, not the value for accounting purposes. Our approach is based on our desire to carefully control annual share usage and avoid fluctuations in grant levels due to share price changes. Our human resources staff periodically tests the reasonableness of our stock option grants against peer group market data.

Options are generally granted annually to all eligible employees, including the Named Executive Officers, in July of each year. Stock options for fiscal 2007 were granted by the Committee on July 14, 2006 with an exercise price based on the closing market price on July 13, 2006, the immediately preceding trading day. This option pricing was consistent with our long-time practice of using the closing market price on the preceding trading day as the exercise price for options we grant, as expressly stated in our 1990 Stock Incentive Plan. For options granted in fiscal 2008 and in the future, we have modified our practice to use the closing market price on the grant date as the exercise price.

Mr. Parker and Mr. Denson did not receive stock options in the fiscal 2007 annual option grant. On a post-split basis, they each received two option grants in fiscal 2006, one for 140,000 shares as part of the annual grant in July 2005 and another in February 2006 (250,000 shares for Mr. Parker and 200,000 shares for Mr. Denson) in connection with Mr. Parker’s promotion to President and Chief Executive Officer and Mr. Denson’s promotion to sole President of the NIKE Brand. Accordingly, the Committee did not believe that additional option grants for them were appropriate in July 2006. Options were granted in July 2006 to Mr. Blair for 66,000 shares and to Mr. DeStefano and Mr. Stewart for 100,000 shares each. This was the same number of options granted to each of them in July 2005.

Options we grant generally promote executive retention because they carry four-year vesting periods and are forfeited if the employee leaves before vesting occurs. Our options provide, however, that under certain conditions optionees may receive accelerated vesting of all of their options upon retirement as described above under the heading “Potential Payments Upon Termination or Change-in-Control.” Accordingly, based on their ages and years of service, Mr. Parker, Mr. Denson, Mr. DeStefano and Mr. Stewart could terminate employment at any time and receive full vesting of their options, and Mr. Blair could terminate employment and be vested in 20% of his unvested options. This provision for accelerated vesting has been a standard feature of our stock option grants to all employees since 2002.

Restricted Stock Awards

The third component in our long-term portfolio mix is restricted stock awards. Stock ownership and stock-based incentive awards align the interests of our Named Executive Officers with the interests of our shareholders. Restricted stock provides both upside and downside potential returns, since the value of this incentive rises and falls with the stock price, consistent with shareholder returns. The Committee generally awards restricted stock to a Named Executive Officer once every three years, except that the Committee has determined that restricted stock should be granted annually to Mr. Parker and Mr. Denson to provide a relatively greater alignment between their compensation and shareholder returns. However, the Committee may also award restricted stock in connection with promotions or other special circumstances. Restricted stock awards on the regular three-year cycle are generally made in July at the same meeting at which stock options are granted. Awards generally vest in three equal installments on each of the first three anniversaries of the grant date. The awards promote executive retention as unvested shares held at the time the executive’s employment is terminated are forfeited. Award recipients receive dividends on the full number of restricted shares awarded, both vested and unvested.

Mr. Parker and Mr. Denson did not receive restricted stock awards in fiscal 2007. However, Mr. Parker received an award covering 23,734 shares of our Class B Stock on February 16, 2006 in connection with his promotion to President and Chief Executive Officer, and an award covering 30,000 shares of our Class B Stock on July 15, 2005. In addition, Mr. Denson received an award covering 11,868 shares of our Class B Stock on February 16, 2006 in connection with his promotion to sole President of the NIKE Brand, and an award covering 30,000 shares of our Class B Stock on July 15, 2005. In fiscal 2007, restricted stock awards were made as part of the standard three-year award cycle covering 25,394 shares to each of Mr. Blair and Mr. DeStefano, and 19,046 shares to Mr. Stewart. These awards had a value based on the closing price of our Class B Stock on the grant date of $1,000,000 for Mr. Blair and Mr. DeStefano, and $750,000 for Mr. Stewart. The Committee set these restricted stock award levels based on the desired mix of long-term compensation and its judgment of what it finds to be competitive with our peer group of companies and our competitors, while maintaining internal pay equity. Our human resources staff periodically tests the reasonableness of our restricted stock awards against peer group market data.

Profit Sharing and Retirement Plans

The NIKE 401(k) Savings and Profit Sharing Plan is our tax qualified retirement savings plan pursuant to which our employees, including the Named Executive Officers, are able to make pre-tax contributions from their cash compensation. We make matching contributions for all participants each year equal to 100% of their elective deferrals up to 4% of their total eligible compensation, which is initially invested in Class B Stock. We also make annual profit sharing contributions to the accounts of our employees under the 401(k) Savings and Profit Sharing Plan. The contributions are allocated among eligible employees based on a percentage of their total salary and bonus for the year. The total profit sharing contribution and the percentage of salary and bonus contributed for each employee is determined each year by the Board of Directors. For fiscal 2007, the Board of Directors approved a profit sharing contribution for each employee equal to 4.52% of the employee’s total eligible salary and bonus.

The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Savings and Profit Sharing Plan, and also limits the amount of salary and bonus ($220,000 for fiscal 2007) with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified Deferred Compensation Plan. We also make profit sharing contributions under the Deferred Compensation Plan with respect to salary and bonus of any employee that exceeds the tax law limit, so for fiscal 2007 these contributions were equal to 4.52% of the total salary and bonus of each Named Executive Officer in excess of $220,000. These contributions under the Deferred Compensation Plan allow our Named Executive Officers and other highly compensated employees to receive profit sharing retirement contributions in the same percentage as our other employees. Our matching and profit sharing contributions for fiscal 2007 to the accounts of the Named Executive Officers under the qualified and nonqualified plans are included under the heading “All Other Compensation” in the Summary Compensation Table above.

Post-termination Payments Under Non-competition and/or Employment Agreements

In exchange for non-competition agreements from all of our Named Executive Officers other than Mr. Stewart, we have agreed to provide during the non-competition period the monthly payments more specifically described in “Potential Payments upon Termination or Change-in-Control” above. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and the next four most highly compensated executive officers. The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. Annual bonuses under our Executive Performance Sharing Plan, long-term incentive awards under our Long-Term Incentive Plan, and stock options under our 1990 Stock Incentive Plan are all structured in a manner intended to qualify any compensation paid thereunder as “performance-based compensation” excluded from the calculation of the $1 million annual cap. However, base salary and compensation on vesting of restricted stock awards are subject to the $1 million deductibility cap. Accordingly, in fiscal 2007 a portion of the compensation paid to Mr. Parker, Mr. Denson, Mr. DeStefano and Mr. Stewart was not deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Ralph D. DeNunzio, Chairman

Timothy D. Cook

Jeanne P. Jackson

John R. Thompson, Jr.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during the fiscal year ended May 31, 2007 are listed above. The Committee is composed solely of independent, non-employee directors.

PROPOSAL 2

APPROVAL OF EXTENSION OF AND AMENDMENTS TO THE NIKE, INC. LONG-TERM INCENTIVE PLAN

In 1997, the Board of Directors adopted, and the shareholders approved, our Long-Term Incentive Plan (the “Plan”). Historically, we had relied exclusively on stock options to provide long-term incentives to officers and employees. To provide more competitive compensation arrangements, particularly for officers and senior managers, the Board of Directors believes that we should have the flexibility to make long-term incentive awards payable in cash subject to such terms and restrictions as may be determined at the time of the awards. The Plan gives us broad authority to make such awards and to qualify such awards as “performance-based compensation” as defined under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), thereby permitting full deductibility of any amounts paid under the Plan to the Named Executive Officers.

The Code requires that the Plan be re-approved by shareholders every five years in order for awards under the Plan to continue to qualify as performance-based compensation. See “Certain Tax Consequences.” The shareholders re-approved the Plan in 2002. Unless the shareholders again re-approve the Plan as requested in this proposal, the Plan will terminate at the Annual Meeting. If the shareholders re-approve the Plan, the Plan will be extended for an additional five years until the first shareholder meeting in 2012.

The Plan as originally adopted authorized us to grant awards payable in either Class B Stock or in cash. Since 2002, our awards have allowed participants to elect either cash or stock for their payouts, and nearly all have elected cash. The awards granted in June 2007 are payable solely in cash, and we expect all future awards under the Plan to be payable solely in cash. Accordingly, the Board of Directors has adopted amendments to the Plan, subject to shareholder approval, to eliminate our ability to issue stock under the Plan.

The Board of Directors has also adopted an amendment to the Plan, subject to shareholder approval, to increase the maximum amount payable to any participant under the Plan for performance periods ending in any year from $1,000,000 to $4,000,000. The current $1,000,000 limit has been unchanged since the Plan was originally adopted in 1997, and the Board of Directors believes that the increased limit recognizes changes in executive compensation practices since then and provides flexibility to offer higher rewards for higher levels of performance. In June 2007, awards were made to Mr. Parker and Mr. Denson for the 2008-2010 performance period under which the maximums payable are $3,000,000 and $2,000,000, respectively, and all amounts payable under those awards over the current $1,000,000 maximum are subject to shareholder approval of Proposal 2.

The complete text of the Plan, marked to show the proposed amendments, is attached to this proxy statement as Exhibit A. The following description of the proposed amended Plan is a summary of certain provisions and is qualified in its entirety by reference to Exhibit A.

Description of the Plan

Eligibility.    The Plan provides that all of our employees and the employees of our subsidiaries are eligible to receive awards under the Plan. Although this group currently consists of approximately 25,000 persons, our current intent is to grant awards under the Plan to approximately 190 officers and senior managers.

Administration.    Grants of target awards under the Plan and all other decisions regarding the administration of the Plan are made by a committee of the Board of Directors comprised solely of “outside directors” as that term is defined in regulations under Section 162(m). Currently, the Plan is administered by the Compensation Committee (the “Committee”).

Target Awards.    The Committee may grant target awards payable in cash and shall make such awards within 90 days after the commencement of the period covered by the award (the “Performance Period”). All or part of the awards will be earned if performance targets established by the Committee for the Performance Period are met and the participant satisfies any other restrictions established by the Committee. Performance targets must be expressed as an objectively determinable level of our performance or the performance of any of our subsidiaries, divisions or other units, based on one or more of the following: net income, net income before taxes, operating income, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring, or other special charges, as determined by the Committee at the time of establishing the performance target. The Committee shall not establish target award opportunities for any participant such that the maximum amount payable under target awards which have Performance Periods ending in any single fiscal year exceeds $4,000,000.

Determination of Award Payouts.    At the end of each Performance Period, the Committee will certify the attainment of the performance targets and the calculation of the payouts of the related target awards. No award shall be paid if the related performance targets are not met. The Committee may also, in its discretion, reduce or eliminate a participant’s calculated award based on circumstances relating to our performance or the performance of the participant.

Amendment and Termination.    The Plan may be amended by the Committee, with the approval of the Board of Directors, at any time except to the extent that shareholder approval would be required to maintain the qualification of Plan awards as performance-based compensation. Unless again re-approved by the shareholders, the Plan will terminate at the first meeting of our shareholders in the year 2012.

Certain Tax Consequences

Section 162(m) of the Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year. Under IRS regulations, compensation received through a performance-based award will not be subject to the $1,000,000 limit if the performance-based award and the plan meet certain requirements. One such requirement is shareholder approval at least once every five years of the performance criteria upon which award payouts will be based and the maximum amount payable under awards, both of which are set forth in the Plan. Approval of this Proposal 2 will constitute re-approval of the performance criteria previously approved by shareholders and approval of increased maximum amounts payable under the Plan. Other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. We believe that, if this proposal is approved by the shareholders, compensation received on payouts of awards granted under the Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Plan Benefits

In June 2007, the Committee made target awards under the Plan which are summarized in the following table. The Performance Period for these target awards is the three-year period consisting of our 2008-2010 fiscal years. Since the Plan was adopted in 1997, similar target awards have been made for the three-year Performance Periods commencing each year. The payout for the fiscal 2005-2007 Performance Period was 150% of target. The actual compensation received by the Named Executive Officers under the Plan for fiscal 2005-2007 is shown in footnote 3 to the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. The actual compensation received by all current executive officers (including the Named Executive Officers) as a group under the Plan for fiscal 2005-2007 was $7.7 million. The actual compensation received by all other employees as a group under the Plan for fiscal 2005-2007 was $17.3 million.

	Long-Term Incentive Plan (1) Dollar Value ($)
Name and Position	Threshold	Target	Maximum
Mark G. Parker Chief Executive Officer and President	$750,000	$1,500,000	$3,000,000
Donald W. Blair Vice President and Chief Financial Officer	$150,000	$300,000	$600,000
Charles D. Denson President of the NIKE Brand	$500,000	$1,000,000	$2,000,000
Gary M. DeStefano President, Global Operations	$150,000	$300,000	$600,000
Lindsay D. Stewart Vice President and Chief of Staff	$150,000	$300,000	$600,000
Executive Officer Group (includes above 5 officers)	$3,775,000	$7,550,000	$15,100,000
All Other Employee Group	$8,287,500	$16,575,000	$33,150,000

(1)

The Committee established a series of performance targets based on revenues and earnings per share for the three-year period consisting of fiscal 2008-2010 corresponding to award payouts ranging from 50% to 200% of the target awards. For revenues over the performance period, the target payout requires cumulative revenues corresponding to a compounded annual growth rate (“CAGR”) in revenues from fiscal 2007 results of 8%, the 50% threshold payout requires cumulative revenues corresponding to a 5.3% CAGR, and the 200% maximum payout requires cumulative revenues corresponding to an 11.5% CAGR. For EPS over the performance period, the target payout requires cumulative EPS corresponding to a 13% CAGR, the 50% threshold payout requires cumulative EPS corresponding to an 8.5% CAGR, and the 200% maximum payout requires cumulative EPS corresponding to a 20.1% CAGR. Participants will receive a payout at the average of the percentage levels at which the two performance targets are met, subject to the Committee’s discretion to reduce or eliminate any award based on our performance or individual performance. Under the terms of the awards, on August 15, 2010 we would issue the award payout to each participant in cash.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR approval of the extension of and amendments to the Plan. Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 2. If holders of a majority of the shares of Common Stock vote on the proposal, Proposal 2 will be adopted if a majority of the votes cast are cast for the proposal. Abstentions are considered votes cast and have the same effect as “no” votes in determining whether the proposal is adopted. Broker non-votes are not counted as voted on the proposal and therefore have no effect on the results of the vote.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm to examine the Company’s consolidated financial statements for the fiscal year ending May 31, 2008 and to render other professional services as required.

The Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Aggregate fees billed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services billed in the most recent two fiscal years, were as follows:

Type of Service	2007	2006
Audit Fees (1)	$6.6 million	$5.4 million
Audit-Related Fees (2)	$0.1 million	$0.2 million
Tax Fees (3)	$1.2 million	$1.2 million
All Other Fees (4)	$0.1 million	$0.2 million

Total	$8.0 million	$7.0 million

(1)	Comprised of the audits of the Company’s annual financial statements and reviews of the Company’s quarterly financial statements, as well as statutory audits of Company subsidiaries, attest services, comfort letters and consents to SEC filings. Audit fees also include audit services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting.

(2)	Comprised of employee benefit plan audits, acquisition due diligence, and consultations regarding financial accounting and reporting.

(3)	Comprised of services for tax compliance, tax planning, and tax advice. Tax compliance includes services related to the preparation or review of original and amended tax returns for the Company and its consolidated subsidiaries and represents $0.8 million and $1.1 million of the tax fees for fiscal 2007 and 2006, respectively. The remaining tax fees primarily include tax advice.

(4)	Comprised of services for the preparation of tax returns for expatriate employees and other miscellaneous services.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. During fiscal 2006, all such services were approved in advance. During fiscal 2007, fees totaling $146,000, or 1.8% of total fees, were paid to PricewaterhouseCoopers LLP for several small engagements in foreign locations that were not pre-approved, but were approved by the Audit Committee promptly after their inadvertent omission from pre-approval was noticed.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•	Discussed with the independent auditors the matters required to be discussed by SAS 61.

•

Received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountant the independent accountant’s independence.

•

Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Alan B. Graf, Jr., Chairman

John G. Connors

Orin C. Smith

OTHER MATTERS

As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment.

SHAREHOLDER PROPOSALS

A proposal by a shareholder for inclusion in the Company’s proxy statement and form of proxy for the 2008 annual meeting of shareholders must be received by John F. Coburn III, Secretary of NIKE, at One Bowerman Drive, Beaverton, Oregon 97005-6453, on or before April 5, 2008 to be eligible for inclusion. Rules under the Securities Exchange Act of 1934 describe standards as to the submission of shareholder proposals. In addition, the Company’s bylaws require that any shareholder wishing to make a nomination for Director, or wishing to introduce a proposal or other business at a shareholder meeting must give the Company at least 60 days’ advance written notice, and that notice must meet certain requirements described in the bylaws.

For the Board of Directors

JOHN F. COBURN III

SECRETARY

EXHIBIT A

NIKE, INC. LONG-TERM INCENTIVE PLAN*

This is the Long-Term Incentive Plan of NIKE, Inc. for the payment of incentive compensation to designated employees.

Section 1. Definitions.

The following terms have the following meanings:

Board:    The Board of Directors of the Company.

Code:    The Internal Revenue Code of 1986, as amended.

Committee:    The Compensation ~~Personnel~~ Committee of the Board, provided however, if the Compensation ~~Personnel~~ Committee of the Board is not composed entirely of Outside Directors, the “Committee” shall mean a committee composed entirely of at least two Outside Directors appointed by the Board from time to time.

Company:    NIKE, Inc.

Outside Directors:    The meaning ascribed to this term in Section 162(m) of the Code and the regulations proposed or adopted thereunder.

Performance Period:    The period of time for which Company performance is measured for purposes of a Target Award.

Performance Target:    An objectively determinable level of performance as selected by the Committee to measure performance of the Company or any subsidiary, division, or other unit of the Company for the Performance Period based on one or more of the following: net income, net income before taxes, operating income, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring, or other special charges, as determined by the Committee at the time of establishing a Performance Target.

Plan:    The Long-Term Incentive Plan of the Company.

Target Award:    An amount of compensation to be paid in cash to a Plan participant based on achievement of a particular Performance Target level, as established by the Committee. ~~Target~~

*	Matter in bold and underline is new; matter in ~~italics and strikeout~~ is to be deleted.

~~Awards shall be denominated at the time of grant either in Class B Common Stock (“Stock Target Awards”) or in dollar amounts (“Dollar Target Awards”). Payment under a Stock Target Award or a Dollar Target Award shall be made, at the discretion of the Committee, in Class B Common Stock or in cash or in any combination thereof.~~

Year:    The fiscal year of the Company.

Section 2. Objectives.

The objectives of the Plan are to:

(a) recognize and reward on a long-term basis selected employees of the Company and its subsidiaries for their contributions to the overall profitability and performance of the Company; and

(b) qualify compensation under the Plan as “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

~~Section 3. Shares Subject to the Plan.~~

~~Subject to adjustment as provided below and in Section 9, the shares to be awarded under the Plan shall consist of Class B Common Stock of the Company, and the total number of shares of Class B Common Stock that may be issued under the Plan shall not exceed 2,000,000 shares. If a Target Award granted under the Plan expires, terminates or is cancelled, the unissued shares subject to such Target Award shall again be available under the Plan. If shares issued under a Target Award are forfeited to the Company, the number of shares forfeited shall again be available under the Plan.~~

Section 3~~4~~. Administration.

The Plan will be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the Plan.

Section 4~~5~~. Participation.

Target Awards may be granted under the Plan only to individuals selected by the Committee who are employees of the Company or a subsidiary of the Company.

Section 5~~6~~. Determination of the Performance Targets and Awards.

(a) Performance Targets and Awards.    The Committee shall establish in writing, in its sole discretion, the Performance Targets and Target Award opportunities for each participant, within 90 days of the beginning of the applicable Performance Period. The Committee may establish (i) several Performance Target levels for each participant, each corresponding to a different Target Award opportunity, and (ii) different Performance Targets and Target Award opportunities for each participant in the Plan. ~~For competitive reasons, the specific Performance Targets determined by the Committee will not be publicly disclosed.~~

(b) Other Terms and Restrictions.    The Committee may establish other restrictions to payment under a Target Award, such as a continued employment requirement, in addition to satisfaction of the Performance Targets. ~~Some or all of any shares of Class B Common Stock issuable under any Target Award may be issued at the time of the award or any other time as restricted shares subject to forfeiture in whole or in part if Performance Targets or, if applicable, other restrictions are not satisfied.~~

(c) Maximum Awards.    The Committee shall not establish Target Award opportunities for any participant such that ~~the maximum under Stock Target Awards which have Performance Periods ending in any single Year exceeds the equivalent of 20,000 shares of Class B Common Stock or~~ the maximum amount payable under ~~Dollar~~ Target Awards which have Performance Periods ending in any single Year exceeds $4,000,000~~$1,000,000~~.

~~(d) Tax Withholding. Each participant who has received shares of Class B Common Stock upon payment of an award shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary, subject to applicable law. With the consent of the Committee, a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued that number of shares that would satisfy the withholding amount due or by delivering shares of Class B Common Stock to the Company to satisfy the withholding amount.~~

~~(e) Effect on Shares Available. The payment of a Target Award in cash shall not reduce the number of shares of Class B Common Stock reserved for issuance under the Plan. The number of shares of Class B Common Stock reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares surrendered or withheld to satisfy withholding obligations.~~

Section 6~~7~~. Determination of Plan Awards.

At the conclusion of the Performance Period, in accordance with Section 162(m)(4)(C)(iii) of the Code, prior to the payment of any award under the Plan, the Committee shall certify in the Committee’s internal meeting minutes the attainment of the Performance Targets for the Performance Period and the calculation of the awards. No award shall be paid if the related Performance Target is not met. The Committee may, in its sole discretion, reduce or eliminate any participant’s calculated award based on circumstances relating to the performance of the Company or the participant. Awards will be paid in accordance with the terms of the awards as soon as practicable following the Committee’s certification of the awards.

Section 7~~8~~. Termination of Employment.

The terms of a Target Award may provide that in the event of a participant’s termination of employment for any reason during a Performance Period, the participant (or his or her beneficiary) will receive, at the time provided in Section 6~~7~~, all or any portion of the award to which the participant would otherwise have been entitled.

~~Section 9. Changes in Capital Structure.~~

~~If the outstanding Class B Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Committee in the number and kind of shares available for grants under the Plan. In addition, the Committee shall make appropriate adjustment in the number and kind of shares subject to outstanding Target Awards so that the recipient’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.~~

Section 8~~10~~. Miscellaneous.

(a) Amendment and Termination of the Plan.    The Committee with the approval of the Board may amend, modify or terminate the Plan at any time and from time to time except insofar as approval by the Company’s shareholders is required pursuant to Section 162(m)(4)(C)(ii) of the Code. The Plan shall terminate at the first shareholder meeting that occurs in the fifth year after the Company’s shareholders approve the Plan. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of Target Awards previously established.

(b) No Assignment.    Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the plan shall be subject in any manner to any claims of any creditor of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.

(c) No Rights to Employment.    Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its subsidiaries. The Company reserves the right to terminate a participant at any time for any reason notwithstanding the existence of the Plan.

(d) Beneficiary Designation.    The Committee shall establish such procedures as it deems necessary for a participant to designate a beneficiary to whom any amounts would be payable in the event of a participant’s death.

(e) Plan Unfunded.    The entire cost of the Plan shall be paid from the general assets of the Company. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities, nor shall the Company be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.

(f) Applicable Law.    The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Oregon.

ANNUAL

MEETING

AND

PROXY STATEMENT

September 17, 2007

Beaverton, Oregon

NIKE, INC. P.O. BOX 43069

PROVIDENCE, RI 02940-3069

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by NIKE, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NIKE, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

NKINC1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NIKE, INC.

Vote on Directors

1. To elect a Board of Directors for the ensuing year.

Election by Class A:

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees: 01) John G. Connors 06) Mark G. Parker

02) Timothy D. Cook 07) Johnathan A. Rodgers

03) Ralph D. DeNunzio 08) Orin C. Smith

04) Douglas G. Houser 09) John R. Thompson, Jr.

05) Philip H. Knight

Vote on Proposals

2.	To approve the extension of and amendments to the NIKE, Inc. Long-Term Incentive Plan.
3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.
4.	To transact such other business as may properly come before the meeting.

For Against Abstain

For address changes and/or comments, please check this box and write them on the back where indicated.

(Please date and sign below exactly as your name or names appear(s) hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET

NIKE, INC.

2007 Annual Meeting of Shareholders Monday, September 17, 2007 10:00 a.m. Pacific Daylight Time

Tiger Woods Conference Center One Bowerman Drive Beaverton, Oregon 97005

This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or a letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting. For the safety of attendees, all bags, packages, and briefcases are subject to inspection. Your compliance is appreciated.

Directions

From I-5 North:

I-5 North to 217 North Follow to Hwy 26 West.

From I-5 South:

I-5 South to I-405 South Follow to Hwy 26 West.

From I-84:

I-84 West to I-5 South to I-405 North Follow to Hwy 26 West.

Exit Hwy 26 at Murray Blvd.

Turn left onto Murray Blvd.

Drive one mile.

Turn right on Walker Road.

Turn left on Meadow Drive into NIKE World Headquarters (WHQ).

Meadow Drive becomes Thomas Paine Road as you enter NIKE WHQ.

Check-in with the Security bunker located at the top of the entry.

The Tiger Woods Center is the building you will see directly ahead of the Security bunker.

For patron drop off only, continue straight ahead on Thomas Paine Drive to the main entry.

To park, turn left at the Security bunker on Del Hayes Way.

Enter parking lots on either side of Del Hayes Way.

Follow the covered sidewalk to the main entry of the Tiger Woods Center.

Please note that the NIKE Campus is a non-smoking location and smoking is not permitted on NIKE WHQ property.

NIKE, INC.

CLASS A COMMON STOCK PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2007 MEETING OF SHAREHOLDERS

SEPTEMBER 17, 2007

The undersigned hereby appoints Philip H. Knight, Mark G. Parker and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 17, 2007, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2, AND 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.

Address Change/Comments:

            If you noted address changes or comments above, please mark the corresponding box on the reverse side.

NIKE, INC. P.O. BOX 43069

PROVIDENCE, RI 02940-3069

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by NIKE, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NIKE, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

NIKEI1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NIKE, INC.

Vote on Directors

1.	To elect a Board of Directors for the ensuing year.

Election by Class B:

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees: 01) Jill K. Conway

02) Alan B. Graf, Jr.

03) Jeanne P. Jackson

Vote on Proposals

2.	To approve the extension of and amendments to the NIKE, Inc. Long-Term Incentive Plan.
3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.
4.	To transact such other business as may properly come before the meeting.

For Against Abstain

For address changes and/or comments, please check this box and write them on the back where indicated.

(Please date and sign below exactly as your name or names appear(s) hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET

NIKE, INC.

2007 Annual Meeting of Shareholders Monday, September 17, 2007 10:00 a.m. Pacific Daylight Time

Tiger Woods Conference Center One Bowerman Drive Beaverton, Oregon 97005

This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or a letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting. For the safety of attendees, all bags, packages, and briefcases are subject to inspection. Your compliance is appreciated.

Directions

From I-5 North:

I-5 North to 217 North Follow to Hwy 26 West.

From I-5 South:

I-5 South to I-405 South Follow to Hwy 26 West.

From I-84:

I-84 West to I-5 South to I-405 North Follow to Hwy 26 West.

Exit Hwy 26 at Murray Blvd.

Turn left onto Murray Blvd.

Drive one mile.

Turn right on Walker Road.

Turn left on Meadow Drive into NIKE World Headquarters (WHQ).

Meadow Drive becomes Thomas Paine Road as you enter NIKE WHQ.

Check-in with the Security bunker located at the top of the entry.

The Tiger Woods Center is the building you will see directly ahead of the Security bunker.

For patron drop off only, continue straight ahead on Thomas Paine Drive to the main entry.

To park, turn left at the Security bunker on Del Hayes Way.

Enter parking lots on either side of Del Hayes Way.

Follow the covered sidewalk to the main entry of the Tiger Woods Center.

Please note that the NIKE Campus is a non-smoking location and smoking is not permitted on NIKE WHQ property.

NIKE, INC.

CLASS B COMMON STOCK PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2007 MEETING OF SHAREHOLDERS

SEPTEMBER 17, 2007

The undersigned hereby appoints Philip H. Knight, Mark G. Parker and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned all shares of Class B Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 17, 2007, and any adjournments thereof, with all powers that the undersigned, would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2, AND 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.

Address Change/Comments:

            If you noted address changes or comments above, please mark the corresponding box on the reverse side.